Exhibit 99.2

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our name and to the description of our opinion, dated October 25, 2004, under the caption “Opinion of First Capital’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B to, the joint proxy statement/prospectus of Prosperity Bancshares, Inc. and First Capital Bankers, Inc., which joint proxy statement/prospectus is part of the Registration Statement on Form S-4 of Prosperity Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

LEHMAN BROTHERS

/s/ Lehman Brothers

December 29, 2004